Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-235889) and related Prospectus of Sio Gene Therapies Inc. for the registration of common stock, preference stock, debt securities, and warrants and to the incorporation by reference therein of our report dated June 9, 2020, with respect to the consolidated financial statements of Sio Gene Therapies Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
November 13, 2020